Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-61584 and 33-61586) of our reports dated March 15, 2005 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of General Binding Corporation, which appear in General Binding Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP
Chicago, Illinois
March 15, 2005